Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BRT Apartments Corp. and Subsidiaries
Great Neck, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-213162, 333-190686, 333-160569, 333-128458, and 333-118915) and Form S-8 (Nos. 333-210168, 333-182044, 333-159903, 333-104461 and 333-101681) of BRT Apartments Corp. of our report dated May 5, 2017, relating to the statement of revenues and certain expenses of Vanguard Heights, located at 10362 Old Olive Street Road, Creve Coeur, Missouri for the period April 1, 2016 (the commencement date) through December 31, 2016, which appears in this Current Report on Form 8-K of BRT Apartments Corp.

/s/ BDO USA, LLP

New York, New York
May 5, 2017